EXHIBIT 99.1

Home BancShares, Inc. Announces the Acquisition of $289.1 Million in Loans and Plans to Open Loan Production Office in New York

CONWAY, Ark., April 1, 2015 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) ("Home" or "the Company"), parent company of Centennial Bank ("Centennial"), announced today the completion of an acquisition of national commercial real estate loans from J.C. Flowers & Co. LLC totaling approximately $289.1 million. This pool of loans was originated within the former Doral Property Finance portfolio and will now be housed in a division of Centennial known as the Centennial Commercial Finance Group ("Centennial CFG"). The Centennial CFG will be responsible for servicing the acquired loan pool and originating new loan production. The transaction is expected to be immediately accretive to earnings.

The Company has hired Christopher Poulton as the President of the newly established Centennial CFG. Mr. Poulton previously held the position of Executive Vice President of the U.S. Operations for the former Doral Bank. He brings 20 years of commercial lending and financial services experience and has extensive knowledge of the acquired loan pool and growth potential. Mr. Poulton intends to reconstruct a group of qualified lenders similar to the group he previously managed. Accordingly, Centennial CFG has hired former Doral Property Finance Senior Managing Director, Nicholas Santoro. Mr. Santoro has 33 years' experience as both a lender and an operator in all key disciplines including commercial real estate finance. He will hold the same position at Centennial CFG. "I am excited about joining Centennial with its strong capital position which can support our operation," said Mr. Poulton.  "Considering New York's business climate combined with our group of experienced lenders, we plan to present Centennial with a tremendous opportunity for loan growth."

In connection with this acquisition of loans and the creation of Centennial CFG, Centennial has notified the Arkansas State Bank Department and the New York Department of Financial Services of its plans to establish a new loan production office in New York, New York. The loan production office is anticipated to open on or about April 23, 2015, pending confirmation of no objection from both states. Once the loan production office has been established, Centennial CFG plans to build out a national lending platform focusing on commercial real estate plus commercial and industrial loans.

"We are very excited to welcome Christopher, Nick and the newly created Centennial CFG team to Centennial," said John Allison, Chairman. "This is an attractive financial opportunity which will allow us to immediately grow our loan portfolio, increase income and enhance our franchise."

Loan Portfolio Highlights

This acquisition is currently expected to provide Centennial:

  National commercial real estate loans
  Average loan size of approximately $12.0 million
  Weighted average yield on the portfolio of approximately 6%
  Weighted average loan-to-value below 50%

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in Arkansas, Florida and South Alabama. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions, the ability to employ and retain qualified and successful commercial bankers and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

CONTACT: FOR MORE INFORMATION CONTACT:
         Brian S. Davis
         Chief Accounting Officer &
         Investor Relations Officer
         Home BancShares, Inc.
         (501) 328-4770